Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT (this “Amendment”) dated as of May 4, 2020 is by and among HANGER, INC., a Delaware corporation (“Borrower”), the Guarantors identified on the signature pages hereto, the Revolving Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., in its capacity as Agent (in such capacity, the “Agent”).

RECITALS

WHEREAS, the Borrower, each of the financial institutions party thereto as Lenders and the Agent are parties to the Credit Agreement dated as of March 6, 2018 (as further amended, modified, supplemented, increased and extended from time to time prior to the date hereof, the “Credit Agreement”);

WHEREAS, Section 11.01 of the Credit Agreement permits the Borrower and the Required Revolving Lenders to (x) amend Sections 8.09 and 8.10 of the Credit Agreement and (y) amend or waive any condition precedent to the making of any Revolving Loan, in each case without the consent of any other Lender;

WHEREAS, the Borrower has requested an amendment of certain terms under the Credit Agreement affecting only the rights and duties of the Revolving Lenders, and the Required Revolving Lenders have agreed to the requested amendments on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                   Defined Terms. Capitalized terms defined in the Credit Agreement and used herein without other definition shall have the meanings ascribed to such terms in the Credit Agreement.

2.                   Additional Restrictions and Provisions Pending Certain Occurrences. Notwithstanding anything in the Credit Agreement or the other Loan Documents to the contrary, each of the Loan Parties agrees, solely for the benefit of the Revolving Lenders:

2.1               From and after the First Amendment Effective Date (as defined below) and until such time as the Borrower has delivered a Compliance Certificate for the fiscal quarter ending March 31, 2021 to the Agent, for distribution to the Lenders, in accordance with Section 7.02(a) of the Credit Agreement (the “Restricted Period End Date”), the following restrictions and provisions in addition to those set forth in the Credit Agreement shall apply:

(a)                The Borrower and its Subsidiaries shall not request any Incremental Facilities pursuant to Section 2.18 of the Credit Agreement;

(b)                The Borrower and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien in reliance on Section 8.01(m) of the Credit Agreement securing Indebtedness or other obligations of the Borrower and its Subsidiaries exceeding in the aggregate, at any time, $40,000,000;

(c)                The Borrower and its Subsidiaries shall not dispose of any assets pursuant to Section 8.02(j) of the Credit Agreement unless such disposition shall be made in the ordinary course of business or the Required Revolving Lenders have otherwise consented to such disposition in writing;

(d)                The Borrower and its Subsidiaries shall not acquire any Person pursuant to any exception set forth in Section 8.04 of the Credit Agreement unless such acquisition is financed solely with the proceeds of an offering of Capital Stock (other than Disqualified Equity Interests) of the Borrower or other capital contribution; provided that, notwithstanding the foregoing, the Borrower and its Subsidiaries shall be permitted to make acquisitions in accordance with Section 8.04 of the Credit Agreement after September 30, 2020 so long as on the date the definitive agreements for such acquisition are entered into, (x) the Borrower’s Consolidated Net Leverage Ratio on a pro forma basis as of the last day of the Borrower’s most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.01(a) or 7.01(b) of the Credit Agreement would be no greater than 5.00:1.00 and (y) the Borrower’s Liquidity would be at least $40,000,000 on a pro forma basis;

(e)                The aggregate principal amount of Investments made by the Borrower and its Subsidiaries pursuant to Section 8.04(j) of the Credit Agreement shall not exceed $22,500,000;

(f)                 The aggregate principal amount of Investments made by the Borrower and its Subsidiaries pursuant to Section 8.04(n) of the Credit Agreement shall not exceed $17,500,000;

(g)                The Borrower and its Subsidiaries shall not make any Investment in reliance on Section 8.04(m) of the Credit Agreement;

(h)                The Borrower shall not create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness after the First Amendment Effective Date in reliance on Section 8.05(h) of the Credit Agreement;

(i)                 The Borrower shall not create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness in reliance on Section 8.05(i) of the Credit Agreement unless (x) such Indebtedness is provided pursuant to a Regulatory Debt Facility (as defined below) and (y) the Borrower shall be in compliance on the date of incurrence thereof on a pro forma basis with Sections 8.09 and 8.10 of the Credit Agreement;

(j)                 The Borrower shall not create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness in reliance on Section 8.05(q) of the Credit Agreement;

(k)                The Borrower and its Subsidiaries shall not declare or make any Restricted Payment in reliance on Section 8.08(a)(v) of the Credit Agreement that would cause the aggregate amount of Restricted Payments declared or made pursuant to Section 8.08(a)(v) of the Credit Agreement since the Effective Date to exceed $15,000,000;

(l)                 The Borrower and its Subsidiaries shall not declare or make any Restricted Payment in reliance on Section 8.08(a)(vi) of the Credit Agreement;

2.2               For purposes of this Section 2, the following terms shall have the following meanings:

“Liquidity” means the sum of (i) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries plus (ii) the amount of the Aggregate Revolving Commitment available to be borrowed as Revolving Loans.

“Regulatory Debt Facility” shall mean any Indebtedness obtained under programs established or promulgated by the U.S. federal government (including the U.S. Federal Reserve System) in response to the COVID-19 pandemic, whether provided under the Coronavirus Aid, Relief and Economic Security Act or otherwise, and including, for the avoidance of doubt, any Indebtedness provided under a Main Street New Loan Facility or Main Street Expanded Loan Facility.

3.                   Amendments to Credit Agreement. The Credit Agreement is amended as follows:

(a)           The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Consolidated Compliance EBITDA” shall mean the sum of (x) Consolidated EBITDA, plus (y) without duplication, and solely with respect to the fiscal quarter ending June 30, 2020 and the fiscal quarter ending September 30, 2020, lost revenue less direct material costs attributable to the Borrower’s “Patient Care” and “Product & Services” business segments as a result of the Coronavirus (also known as COVID-19) pandemic that is reasonably identifiable and factually supportable; provided that:

(i)	in no event shall lost revenue attributable to the Borrower’s Accelerated Care Plus Corp. business segment be included in clause (y) above;

(ii)	if the amount included in clause (y) for the fiscal quarter ending June 30, 2020 would result in Consolidated Compliance EBITDA being greater than $42,428,209, then Consolidated Compliance EBITDA for such fiscal quarter shall be deemed to equal $42,428,209; and

(iii)	if the amount included in clause (y) for the fiscal quarter ending September 30, 2020 would result in Consolidated Compliance EBITDA being greater than $36,579,390, then Consolidated Compliance EBITDA for such fiscal quarter shall be deemed to equal $36,579,390; and

“First Amendment” means the First Amendment to this Agreement dated as of May 4, 2020.

“First Amendment Effective Date” means May 4, 2020.

“Restricted Period End Date” shall have the meaning provided in the First Amendment.

(b)           The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by amending and restating clause (ii) of such definition in its entirety to read as follows:

“(ii) with respect to the Revolving Credit Facility, (x) 2.75% in the case of Base Rate Loans and (y) 3.75% in the case of LIBOR Rate Loans”

(c)           The definition of “Consolidated First Lien Net Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso to the end of such definition:

“; provided, that solely with respect to Section 8.09, “Consolidated First Lien Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt to (b) Consolidated Compliance EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available”

(d)            The definition of “Consolidated Interest Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “Consolidated EBITDA” in such definition with a reference to “Consolidated Compliance EBITDA”.

(e)            The definition of “LIBOR Rate” in Section 1.01 of the Credit Agreement is hereby amended by adding the following proviso to the end of clause (c) of such definition:

“; provided, further, that solely with respect to the Revolving Credit Facility, in no event shall the LIBOR Rate be less than 1.0% per annum.”

(f)            Section 5.02(b) of the Credit Agreement is hereby amended by adding the following proviso to the end of such clause:

“; provided that solely in connection with any Borrowing of Revolving Loans from and after the First Amendment Effective Date until the Restricted Period End Date, solely with respect to clause (a) of the definition of “Material Adverse Effect”, the impact of the Coronavirus (also known as COVID-19) pandemic on the financial condition or business operations of the Borrower and its Subsidiaries, on a consolidated basis, that occurred and was disclosed to the Lenders in writing prior to the First Amendment Effective Date will be disregarded for purposes of the representation set forth in Section 6.11(b) (for the avoidance of doubt, clauses (b) and (c) of the definition of Material Adverse Effect shall not be impacted in any way by the impact of the Coronavirus pandemic for purposes of such representation).”

(g)         Section 3.08(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)       The Borrower shall pay to each Issuer, for its own account, a fronting fee with respect to each Letter of Credit in the amount of 0.25% per annum of the daily amount available to be drawn under such Letter of Credit or such other amount agreed between the Borrower and the applicable Issuer, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent. Such fee shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Revolving Maturity Date, with the final payment to be made on the Revolving Maturity Date.”

(h)          Section 8.09 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

8.09        Consolidated Leverage Ratio.

For so long as any Revolving Loans and/or Revolving Commitments remain outstanding, the Borrower shall not permit the Consolidated First Lien Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower set forth in the table below to exceed the ratio set forth opposite such period in the table below; provided that solely for purposes of this Section 8.09 and notwithstanding anything herein to the contrary, Consolidated Total Debt as of the last day of each fiscal quarter ending June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021 shall be calculated net of all unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries, on a consolidated basis, on such date.

Fiscal Quarter ended	Consolidated First Lien Net Leverage Ratio
June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021	5.25:1.00
June 30, 2021 and September 30, 2021	5.00:1.00
December 31, 2021 and the last day of each fiscal quarter thereafter	4.75:1.00

(i)            Section 9.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)       Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 7.03(a), 7.04 (with respect to the Borrower), 7.11, Article VIII; provided, an Event of Default under Sections 8.09 or 8.10 (a “Financial Covenant Event of Default”) shall not constitute a Default or an Event of Default with respect to any Term Facility unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable (a “Financial Covenant Cross Default”) or Section 2 of the First Amendment; provided, an Event of Default under Section 2 of the First Amendment shall not constitute a Default or an Event of Default with respect to any Term Facility unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable; or

4.                   Amendment Fee. In consideration of the Revolving Lenders’ agreements set forth herein, the Borrower agrees to pay to the Agent, for the account of each Consenting Lender (defined below), an amendment fee (the “Amendment Fee”) in an amount equal to 12.5 basis points (0.125%) of the outstanding principal amount of such Revolving Lender’s Revolving Commitments as of the First Amendment Effective Date. The Amendment Fee shall be fully-earned, payable and nonrefundable as of the First Amendment Effective Date (defined below). As used herein, “Consenting Lender” means a Revolving Lender that executes and delivers to the Agent a signature page to this Amendment on or prior to 5:00 p.m. New York City time on May 1, 2020 (or, as to any Revolving Lender, such later time or date as may be agreed by the Agent and the Borrower) and that does not revoke or otherwise withdraw such signature page prior to the effectiveness of this Amendment on the First Amendment Effective Date.

5.                   Effectiveness; Conditions Precedent. This Amendment shall become effective as of the date hereof (the “First Amendment Effective Date”) when, and only when, each of the following conditions shall have been satisfied or waived, in the sole discretion of the Agent and the Required Revolving Lenders:

(a)                The Agent shall have received counterparts of this Amendment duly executed by each of the Loan Parties and the Required Revolving Lenders;

(b)                The Agent shall have received the Amendment Fee;

(c)                The Loan Parties shall have paid all reasonable fees, costs and expenses of the Agent (including, without limitation, fees, costs and expenses of counsel to the Agent) incurred in connection with this Amendment, to the extent invoiced to the Borrower at least one Business Day prior to the First Amendment Effective Date; and

(d)                The Agent shall have received such other documents, instruments and certificates as the Agent or any Lender may reasonably request.

6.                   Incorporation of Amendment. Except as specifically modified herein, the terms of the Loan Documents shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent under the Loan Documents, or constitute a waiver or amendment of any provision of the Loan Documents, except as expressly set forth herein. This Amendment shall constitute a Loan Document.

7.                   Representations and Warranties. The Loan Parties hereby represent and warrant to the Agent and the Lenders as follows as of the First Amendment Effective Date:

(a)                Each Loan Party has the corporate or other legal entity power and authority to execute, deliver and perform its obligations under this Amendment.

(b)                The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other legal entity action.

(c)                This Amendment has been duly executed and delivered by such Loan Party.

(d)                This Amendment constitutes a legal, valid and binding obligation of each Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equity principles relating to enforceability.

(e)                The execution, delivery and performance by each Loan Party of this Amendment does not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (iii) violate any Requirement of Law.

(f)                 No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any court Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC) is necessary or required to be made or obtained by any Loan Party in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Amendment.

(g)                After giving effect to this Amendment, (i) the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (ii) no Default has occurred and is continuing.

(h)                The Liens held by the Agent in the Collateral continue to be valid, binding and enforceable perfected Liens in accordance with the Collateral Documents that secure the Obligations subject only to the Permitted Liens.

If any representation and warranty set forth in this Section 7 is incorrect on and as of the date hereof then such incorrect representation and warranty shall constitute a new and immediate Event of Default without regard to any otherwise applicable notice, cure or grace period.

8.                No Third Party Beneficiaries. This Amendment and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns. No other Person shall have or be entitled to assert rights or benefits under this Amendment.

9.                Entirety. This Amendment and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof. This Amendment and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

10.              Counterparts; Electronic Delivery. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be effective as an original.

11.               Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York.

12.               Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

13.               Further Assurances. Each of the Loan Parties agrees to execute and deliver, or to cause to be executed and delivered, all such instruments that are consistent with the terms of this Amendment as may reasonably be requested by the Agent to effectuate the intent and purposes, and to carry out the terms, of this Amendment.

14.               Miscellaneous.

(a)                Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(b)                Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(c)                Except as otherwise provided in this Amendment, if any provision contained in this Amendment is in conflict with, or inconsistent with, any provision in the Loan Documents, the provision contained in this Amendment shall govern and control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HANGER, INC.

By:	/s/ Thomas E. Kiraly
	Name:	Thomas E. Kiraly
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to First Amendment]

Southern Prosthetic Supply, Inc.,

Accelerated Care Plus Corp.,

Accelerated Care Plus Leasing, Inc.,

Innovative Neurotronics, Inc.,

Hanger Prosthetics & Orthotics, Inc.,

Linkia, LLC,

Hanger National Laboratories, LLC,

SureFit Shoes, LLC,

MMAR Medical Group, Inc.,

Health in Motion, LLC,

Creative Orthotics & Prosthetics, Inc.,

Dosteon WA Holding, Inc.,

Ortho-Medical Products, Inc.,

Hanger Prosthetics & Orthotics West, Inc.,

Suncoast Orthotics & Prosthetics, Inc.,

Shields Orthotic Prosthetic Services, Inc.,

Nascott, Inc.,

Advanced Prosthetics of America, Inc.,

The Brace Shop Prosthetic Orthotic Centers, Inc.,

Faith Prosthetic-Orthotic Services, Inc.,

Hanger Prosthetics & Orthotics East, Inc.,

SCOPe Orthotics & Prosthetics, Inc.,

TMC Orthopedic, L.P.,

Advanced Prosthetics & Orthotics, LLC,

Superior Orthotics & Prosthetics, LLC,

Genesis Medical Group, LLC,

Advanced Prosthetics Center, L.L.C.,

Prosthetic Laboratories of Rochester, Inc.,

SAWTOOTH ORTHOTICS AND PROSTHETICS, INC.

CENTER FOR ORTHOTIC AND PROSTHETIC CARE, INC.

THE CENTER FOR ORTHOTIC AND PROSTHETIC CARE OF KENTUCKY, L.L.C.

O&P MANAGEMENT GROUP, LLC

CENTER FOR ORTHOTIC & PROSTHETIC CARE OF AMERICA, LLC

CENTER FOR ORTHOTIC & PROSTHETIC CARE OF NORTH CAROLINA, INC.

CENTER FOR ORTHOTICS AND PROSTHETICS CARE OF PENNSYLVANIA LLC

CENTER FOR ORTHOTIC & PROSTHETIC CARE OF SCRANTON, LLC

RIVERVIEW ORTHOTICS PROSTHETICS, INC.

NOBBE ORTHOPEDICS, INC.

TIDEWATER PROSTHETIC CENTER INC.

BOAS SURGICAL, INC.

SYMBIONT LOGISTICS, LLC

By:	/s/ Thomas E. Kiraly
	Name:	Thomas E. Kiraly
	Title:	Executive Vice President

BANK OF AMERICA, N.A., as Agent

By:	/s/ Christine Trotter
	Name:	Christine Trotter
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Revolving Lender

By:	/s/ Heath B Lipson
	Name:	Heath B Lipson
	Title:	Senior Vice President

[Signature Page to First Amendment]

Wells Fargo Bank, N.A., as a Revolving Lender

By:	/s/ Kirk Tesch
	Name:	Kirk Tesch
	Title:	Managing Director

[Signature Page to First Amendment]

Truist Bank, Successor by Merger to SunTrust Bank, as a Revolving Lender

By:	/s/ David M. Felty
	Name:	David M. Felty
	Title:	Managing Director

[Signature Page to First Amendment]

Regions, as a Revolving Lender

By:	/s/ E. Mark Hardison
	Name:	Mark Hardison
	Title:	Managing Director

If a second signature block is required by the financial institution:

By:
Name:
Title:

[Signature Page to First Amendment]